SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2007

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On February 28, 2007, a purported class action complaint was filed in the Commonwealth of Kentucky Kenton Circuit Court against Eagle Hospitality Properties Trust, Inc. (the “Company”), each of its directors and Corporex Companies, LLC. The action was brought by the City of Pontiac General Employees’ Retirement System, on behalf of itself and behalf of all holders of the Company’s stock (excluding the named defendants and their affiliates). The complaint alleges, among other things, that the directors are in breach of their fiduciary duties to shareholders in connection with the previously announced exploration of strategic alternatives by the Special Committee of the Company and, in particular, in connection with a letter received from Corporex Companies, Inc., an affiliate of William P. Butler, the Chairman of the Company, regarding a potential acquisition of the outstanding common stock of the Company not currently owned by Corporex or its affiliates. The complaint seeks, among other things, unspecified damages on behalf of the Company, including attorneys’ fees, costs and expenses, and injunctive relief against the Company from consummating any buyout between the Company and Corporex.

The Company and the directors believe that the allegations in the complaint are without merit and intend to vigorously defend themselves in this matter. As previously announced, the Special Committee has instructed Morgan Stanley, its financial advisor, to continue to solicit indications of interest with respect to a possible sale of the Company. The Special Committee will review the Corporex letter in the context of this process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. William Blackham
J. William Blackham President and Chief Executive Officer

Dated: March 7, 2007